UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

(Name of Issuer)
COLLAGENEX PHARMACEUTICALS INC.

(Title of Class of Securities)
Common Stock


(CUSIP Number)
19419B100

Check the following box if a
fee is being paid with this
statement.  (A fee is not required
only if the filing person:  (1)
 has a previous statement on
file reporting beneficial
ownership of more than five
percent of the class of securities
 described in Item 1; and (2) has
filed no amendment subsequent thereto
 reporting beneficial ownership of
 five percent or less of such class.)
(See Rule 13d-7).

*The remainder of this cover page shall
be filled out for a reporting persons
initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder
 of this cover page shall not be deemed
to be filed for the purpose of Section
 18 of the Securities Exchange Act of
1934 (Act) or otherwise subject to the
liabilities of that section of the Act
but shall be subject to all other
provisions of the Act (however, see
the Notes).


1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
	THOMSON HORSTMANN & BRYANT, INC.
	22-3508647

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	N/A

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
	A DELAWARE CORPORATION
	SADDLE BROOK, NJ  07663

5  SOLE VOTING POWER
	350,500

6  SHARED VOTING POWER
	11,600

7  SOLE DISPOSITIVE POWER
	454,500

8  SHARED DISPOSITIVE POWER
	NONE

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	454,500

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.13%

12  TYPE OF REPORTING PERSON *
	IA

ITEM 1.
	(A) COLLAGENEX PHARMACEUTICALS INC.
	(B) 301 S. STATE ST. NEWTOWN, PA  18940

ITEM 2.
	(A) THOMSON HORSTMANN & BRYANT, INC.
	(B) PARK 80 WEST, PLAZA TWO, SADDLE BROOK, NJ 07663
	(C) A DELAWARE CORPORATION
	(D) COMMON
	(E) 19419B100

ITEM 3.
	(E) INVESTMENT ADVISER REGISTERED UNDER SECTION
203 OF THE INVESTMENT ADVISERS ACT OF 1940

ITEM 4.
	(A)  454,500
	(B)  4.13%
	(C)	(I)   350,500
		(II)	11,600
		(III)	454,500
		(IV)	NONE

ITEM 5.  N/A

ITEM 6.  N/A

ITEM 7.  N/A

ITEM 8.  N/A

ITEM 9.  N/A


ITEM 10. CERTIFICATION
	By signing below I certify that,
to the best of my knowledge and belief,
the securities referred to above were
acquired in the ordinary course of
business and were not acquired for the
purpose of and do not have the effect
of changing or influencing the control
of the issuer of such securities and
were not acquired in connection with
or as a participant in any transaction
 having such purposes or effect.

SIGNATURE

After reasonable inquiry and to the
 best of my knowledge and belief,
I certify that the information set
forth in this statement is true,
 complete and correct.

							Richard A. Horstmann, VP
							Date:   1/22/02